UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                        SEC File No. : 000-30451
                                                        CUSIP No. :  28658N 40 2

(CHECK ONE): [_] Form 1O-KSB   [_] Form 20-F   [_] Form 11-K   [X] Form 10-QSB

         For Period Ended: April 30, 2005
                           --------------
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended: __________
________________________________________________________________________________

  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION


         ELINE ENTERTAINMENT GROUP, INC.
         ---------------------------------------------------------
         Full Name of Registrant


         NOT APPLICABLE
         ---------------------------------------------------------
         Former Name if Applicable:


         8905 KINGSTON PIKE, SUITE 313
         ---------------------------------------------------------
         Address of Principal Executive Office (Street and Number)


         KNOXVILLE, TN 37923
         ---------------------------------------------------------
         City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

     |   (a) The reasons described in reasonable detail in Part III of this form
     |   could not be eliminated without unreasonable effort or expense;
     |   (b) The subject annual report, semi-annual report, transition report on
     |   Form 10- K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
 [X] |   filed on or before the fifteenth calendar day following the prescribed
     |   due date; or the subject quarterly report or transition report on Form
     |   10-Q, or portion thereof will be filed on or before the fifth calendar
     |   day following the prescribed due date; and
     |   (c) The accountant's statement or other exhibit required by Rule
     |   12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 1O-K, 20-F, 11-K, 10-Q, N- SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         THE FORM 10-QSB CANNOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD BECAUSE ADDITIONAL TIME IS REQUIRED BY REGISTRANT'S MANAGEMENT TO FINALIZE THE NECESSARY FINANCIAL INFORMATION FOR THE FORM 10-QSB.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         BARRY A. ROTHMAN             215                 895-9859
         ----------------         -----------        ------------------
              (Name)              (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
    no, identify report(s).                                Yes [X]   No [_]
________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings sto be included in the subject report or portion thereof?
                                                           Yes [_]   No [X]

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

                         ELINE ENTERTAINMENT GROUP, INC.
                   -------------------------------------------
                   Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 15, 2005                    By: /s/ Barry A. Rothman
      -------------                        ---------------------------
                                           Barry A. Rothman, President